Exhibit 4.3
AMENDMENT NO. 1
TO
RIGHTS AGREEMENT
     THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this “Amendment No. 1”) is entered into as of January 31, 2007 between ARBITRON INC., a Delaware corporation (the “Company”), and THE BANK OF NEW YORK, a New York banking corporation (the “Rights Agent”).
     WHEREAS, the Company and the Rights Agent previously entered into the Rights Agreement, dated as of November 21, 2002 (the “Rights Agreement”);
     WHEREAS, in accordance with Section 27 of the Rights Agreement, the Company desires to amend the Rights Agreement on the terms and conditions hereinafter set forth;
     WHEREAS, this Amendment No. 1 is in compliance with the terms of Section 27 of the Rights Agreement; and
     WHEREAS, for purposes of this Amendment No. 1, initially capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Rights Agreement, as amended by this Amendment No. 1.
     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:
     1. Certain Definitions. Section 1(a) of the Rights Agreement is amended by deleting the text and replacing it in its entirety with the following:
(a) “Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, or (iii) any employee benefit plan of the Company or any Subsidiary of the Company, or any Person holding shares of Common Stock for or pursuant to the terms of any such plan to the extent, and only to the extent, of such shares so held, provided, however, that the term “Acquiring Person” shall not include the surviving entity to be formed upon the consummation of the merger of Neuberger Berman Inc. and H.A. Schupf & Co., LLC (pursuant to that certain Agreement and Plan of Merger by and between Neuberger Berman Inc. and H.A. Schupf &

Co., LLC, dated as of November 20, 2006), or any Affiliate or Associate of such surviving entity (together with its Affiliates and Associates, the “Exempted Person”), but only so long as (x) the Exempted Person is the Beneficial Owner of less than 20.99% of the shares of Common Stock then outstanding, and (y) the Exempted Person reports, or is permitted to report, such Beneficial Ownership on Schedule 13G under the Exchange Act (or any comparable or successor report) (and the Exempted Person certifies in each such Schedule 13G that such Beneficial Ownership is not with a purpose or effect of changing or influencing control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect) or on Schedule 13D under the Exchange Act (or any comparable or successor report), which Schedule 13D does not state any present intention to (or reserve the right to) hold such shares of Common Stock with the purpose or effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition by the Company of Common Stock of the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more (or in the case of the Exempted Person, 20.99% or more) of the shares of Common Stock of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more (or in the case of the Exempted Person, 20.99% or more) of the shares of Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares (other than pursuant to a stock split, stock dividend or similar transaction) of Common Stock of the Company and immediately thereafter be the Beneficial Owner of 15% or more (or in the case of the Exempted Person, 20.99% or more) of the shares of Common Stock of the Company then outstanding, then such Person shall be deemed to be an “Acquiring Person.”
In addition, notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person”, as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person”, then such Person shall not be deemed an “Acquiring Person” for any purposes of this Agreement unless and until such Person shall again become an “Acquiring Person”.

     2. Benefits. Nothing in the Rights Agreement, as amended by this Amendment No. 1, shall be construed to give any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the registered holders of the Common Stock) any legal or equitable right, remedy or claim under the Rights Agreement, as amended by this Amendment No. 1; but the Rights Agreement, as amended by this Amendment No. 1, shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of Common Stock).
     3. Severability. If any term, provision, covenant or restriction of this Amendment No. 1 is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 1 shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
     4. Descriptive Headings. Descriptive headings of the several Sections of this Amendment No. 1 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
     5. Governing Law. This Amendment No. 1 shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State; provided, however, that the rights and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York.
     6. Counterparts. This Amendment No. 1 may be executed in any number of counterparts. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single a single agreement.
     7. Effect of Amendment. Except as expressly modified by this Amendment No. 1, the Amended Rights Agreement shall remain in full force and effect.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and attested, as of the day and year first above written.

Attest:		ARBITRON INC.

By:	/s/ Sean P. Mulcahy	By:	/s/ Timothy T. Smith

	Sean P. Mulcahy		Timothy T. Smith
Executive Vice President, Legal
and Business Affairs, Chief
Legal Officer and Secretary

Attest:		THE BANK OF NEW YORK, as Rights Agent

By:	/s/ Margaret B. Lloyd	By:	/s/ Eon A. Canzius

	Name: Margaret B. Lloyd		Name: Eon A. Canzius
	Title: AVP		Title: Vice President